Exhibit 99.1

Organovo Reports 2012 Financial Results

SAN DIEGO, March 18, 2013 Organovo Holdings, Inc. (OTCQX: ONVO) (“Organovo”), a three-dimensional biology company focused on delivering breakthrough 3D bioprinting technology, has reported on its financial results for the year ended December 31, 2012. The Company also reported on its corporate highlights during fiscal 2012.

2012 Corporate Highlights

•	Closed $24.6 million in equity financings associated with the Company’s go-public reverse merger;
•	Recorded $1.2 million in revenue, representing a twenty percent (20%) increase over the prior year
•	Received multiple issued patents, including the Company’s first assigned patent, and licensed an additional issued patent
•	Formed a partnership with Autodesk Research to develop 3D bioprinting software
•	Joined QX tier of the OTC Markets
•	Moved to a new larger research and headquarters facility
•	Expanded executive management with the addition of Dr. Eric David as Chief Strategic Officer and Michael Renard as Chief Commercial Officer
•	Appointed an additional independent director to serve as Audit Committee Chairman
•	Reduced its warrant liability by $23.3 million
•	Named in TR50, Technology Review’s annual list of the world’s most innovative technology companies
•	Featured in Wall Street Journal

“Organovo successfully went public, grew substantially, and raised significant financing in 2012,” stated Keith Murphy, chief executive officer of Organovo. “We continue to attract great partners and see tremendous scientific results from our bioprinting efforts. We look forward to continued success in 2013 as we seek to continue to provide long-term shareholder value.”

Financial Results

Revenues

2012 total revenues of $1.2 million, representing an increase of $0.2 million, or 20%, over 2011 revenues of $1.0 million. The increase was due to a $0.3 million increase in collaborative agreement revenues, and a $0.1 million increase in grant revenues, partially offset by a $0.2 million reduction in product revenues. While grant revenues are not expected to increase significantly in 2013, the Company expects that they will continue to represent a portion of total revenues while it focuses its efforts on collaborative agreements and continued development of its research products.

Operating Expenses

Operating expenses increased approximately $7.2 million, or 218%, in 2012 over 2011, from $3.3 million in 2011 to $10.5 million in 2012. Most significant, relative to the prior year, was the Company’s investment in infrastructure and outside services to support its transition from private ownership to a publicly-owned and traded corporation. As expected in such transition, incremental initiatives were established in investor outreach, corporate governance and SEC financial reporting. Non-payroll related incremental public company expenses incurred in 2012 were approximately $3.2 million. Moreover, the Company invested in building its executive and research and development staff, increasing payroll related expenses by $2.0 million, or 154%, over 2011, from $1.3 million to $3.3 million. The increase in payroll-related expenses accounted for approximately 28% of the total year-to-year increase in operating expenses. Stock-based compensation expense increased by approximately $1.4 million compared to the prior year as a result of awards granted to the Company’s new headcount. Additionally, the Company consolidated and relocated its facilities to a larger space to accommodate its growing research and development operations at an incremental cost over 2011 of approximately $0.3 million.

Research and Development Expenses

2012 research and development expenses of $3.4 million increased by approximately $2.0 million, or 143%, over 2011 expenses of $1.4 million as the Company increased its research and development staff to support its obligations under certain collaborative research agreements and to expand product development efforts in preparation for research-derived revenues. Full-time research and development staffing increased from eight scientists and engineers as of December 31, 2011 to nineteen as of December 31, 2012.

Selling, General and Administrative Expenses

Selling, general and administrative expenses grew from $1.7 million in 2011 to $7.1 million in 2012, an increase of $5.4 million, or 318%. This increase was driven by non-recurring charges associated with the Company’s financing transactions, increased payroll and facilities expenses and its transition from operating in a private company environment to operating as a publicly-traded corporation. As expected in such transition, incremental initiatives were established in investor outreach, corporate governance, and SEC financial reporting. Non-payroll related incremental public company expenses incurred in 2012 were approximately $3.2 million, including non-recurring charges associated with the Company’s reverse merger and financing transactions completed during the year. In addition, expanded staff increased payroll and facilities expenses in 2012 over 2011 levels with general and administrative staff increasing from four full-time employees as of December 31, 2011 to ten full-time employees as of December 31, 2012. This increase was primarily due to the addition of two executive positions and an increase in the accounting and administrative staff. In addition, existing executive officers received salary increases as approved by the Board of Directors, reflecting the increased responsibilities assumed as a result of becoming a publicly-traded company and success on the Company’s growth initiatives established by the Board of Directors.

Other Income (Expense)

The $32.2 million increase in other expenses as compared to 2011 was primarily related to the non-cash transaction costs associated with the Company’s reverse merger and financing transactions, including the loss of inducement to encourage investors to exercise their warrants early and to participate in the Company’s tender offer. In connection with its financing transactions, the Company issued warrants to purchase 6,099,195 shares of common stock to the placement agent and warrants to purchase 15,247,987 of common stock to the investors in the financing transactions. The warrants issued to the placement agent and the investors were determined to be derivative liabilities as a result of the anti-dilution provisions in the warrants that may result in an adjustment to the warrant exercise price. The Company is required to revalue the derivative liability on each subsequent balance sheet date until the warrants are exercised or expire. The fair value of warrant liabilities in excess of proceeds received was $19.0 million, while the change in fair value of warrant liabilities was $9.9 million. Financing transaction costs in excess of proceeds received was $2.1 million, the loss on inducement to exercise warrants under the Company’s tender offer was $1.9 million, and interest expense was $1.1 million. 2012 interest expense was primarily comprised of non-cash components including accretion of debt discounts and amortization of deferred financing costs. The $2.1 million of interest expense in 2011 was primarily comprised of non-cash components, including $1.2 million in amortization of debt discounts, $0.6 million fair value of warrants issued to investors in 2011 and amortization of deferred financing costs of $0.1 million. The Company considers various factors in the pricing models that it uses to value the warrants, including its current stock price, the remaining life of the warrants, the volatility of market price of its common stock, and the risk free interest rate. Future changes in these factors will have a significant impact on the computed fair value of the warrant liability. As such, the Company expects future changes in the fair value of the warrants to continue to vary significantly from quarter to quarter.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The Company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, their technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our annual report on Form 10-K filed with the SEC on March 15, 2013. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SOURCE Organovo Holdings, Inc.

Investor Contact, Barry Michaels, Chief Financial Officer, 1-858-224-1003, IR@organovo.com; or Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com; or Media Contacts, Mike Renard, EVP, Commercial Operations, 1-858-224-1006, mrenard@organovo.com

ORGANOVO HOLDINGS, INC.

(A development stage company)

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2012	December 31, 2011
Assets

Current Assets
Cash and cash equivalents	$14,817	$340
Grant receivable	162	—
Inventory	360	292
Deferred financing costs	—	319
Prepaid expenses and other current assets	527	80

Total current assets	15,866	1,031

Fixed Assets - Net	714	278
Restricted Cash	88	—
Other Assets - Net	81	100

Total assets	$16,749	$1,409

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$425	$658
Accrued expenses	981	438
Deferred revenue	—	153
Capital lease obligation, current portion	10	—
Accrued interest payable	—	24
Convertible notes payable, current portion	—	704
Warrant liabilities, current	20,619	—

Total current liabilities	22,035	1,977
Warrant liabilities, non-current	—	1,267
Capital lease obligation, net of current portion	17	—

Total liabilities	$22,052	$3,244

Commitments and Contingencies (see Note 7)

Stockholders’ Deficit
Common stock, $0.001 par value; 150,000,000 shares authorized, 58,535,411 and 22,445,254 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	59	22
Additional paid-in capital	44,883	4,835
Deficit accumulated during the development stage	(50,245)	(6,692)

Total stockholders’ deficit	(5,303)	(1,835)

Total Liabilities and Stockholders’ Deficit	$16,749	$1,409

ORGANOVO HOLDINGS, INC.

(A development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from April 19, 2007 (Inception) through December 31, 2012
Revenue
Product	$—	$224	$224
Collaborations	1,035	688	1,798
Grants	162	57	826

Total Revenue	1,197	969	2,848

Cost of product revenue	—	121	134
Selling, general, and administrative expenses	7,080	1,733	9,747
Research and development expenses	3,436	1,420	6,634

Loss from Operations	(9,319)	(2,305)	(13,667)

Other Income (Expense)
Fair value of warrant liabilities in excess of proceeds received	(19,019)	—	(19,019)
Change in fair value of warrant liabilities	(9,931)	(7)	(9,938)
Financing transaction costs in excess of proceeds received	(2,130)	—	(2,130)
Loss on inducement to exercise warrants	(1,904)	—	(1,904)
Loss on disposal of fixed assets	(158)	—	(158)
Interest expense	(1,088)	(2,067)	(3,406)
Interest income	5	—	7
Other expense	(9)	(4)	(30)

Total Other Income (Expense)	(34,234)	(2,078)	(36,578)

Net Loss	$(43,553)	$(4,383)	$(50,245)

Net loss per common share - basic and diluted	$(1.01)	$(0.19)
Weighted average number of shares used in computing net loss per share - basic and diluted	43,149,657	22,925,694

ORGANOVO HOLDINGS, INC.

(A development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Period from April 19, 2007 (Inception) through December 31, 2012
Cash Flows From Operating Activities
Net loss	$(43,553)	$(4,383)	$(50,245)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	896	1,188	2,084
Loss on disposal of fixed assets	158	—	158
Depreciation and amortization	195	68	351
Amortization of deferred financing costs	319	119	438
Amortization of warrants issued for services	556	—	556
Interest accrued on convertible notes payable	12	232	495
Warrants issued in connection with exchange agreement	—	528	528
Loss on inducement to exercise warrants	1,904	—	1,904
Stock-based compensation	1,435	9	1,452
Fair value of warrant liabilities in excess of proceeds	19,019	—	19,019
Change in fair value of warrant liabilities	9,931	7	9,938
Increase (decrease) in cash resulting from changes in:
Grants receivable	(162)	60	(162)
Inventory	(459)	(224)	(751)
Prepaid expenses and other current assets	(101)	(69)	(194)
Accounts payable	(233)	373	425
Accrued expenses	543	132	981
Deferred revenue	(153)	46	—

Net cash used in operating activities	(9,693)	(1,914)	(13,023)

Cash Flows From Investing Activities
Restricted cash deposits	(88)	—	(88)
Purchases of fixed assets	(357)	(46)	(784)
Purchases of intangible assets	—	(65)	(95)

Net cash used in investing activities	(445)	(111)	(967)

Cash Flows From Financing Activities
Proceeds from issuance of convertible notes payable	—	2,543	4,630
Proceeds from issuance of common stock and exercise of warrants, net	24,714	—	24,714
Proceeds from exercise of stock options	18		18
Proceeds from issuance of related party notes payable	—	225	250
Repayment of related party notes payable	—	(250)	(250)
Repayment of convertible notes and interest payable	(110)	—	(110)
Principal payments on capital lease obligations	(7)	—	(7)
Deferred financing costs	—	(438)	(438)

Net cash provided by financing activities	24,615	2,080	28,807

Net Increase in Cash and Cash Equivalents	14,477	55	14,817
Cash and Cash Equivalents at Beginning of Period	340	285	—

Cash and Cash Equivalents at End of Period	$14,817	$340	$14,817

Supplemental Disclosures of Cash Flow Information:
Interest	$10	$—	$10
Income Taxes	$1	$1	$3